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                                                                 EXHIBIT 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the 19th day of February, 1998 ("Effective Date"), by and between PowerCerv Corporation, a Florida corporation located at 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602 (the "Company") and Michael J. Simmons, an individual currently residing at 25851 Nellie Gail Road, Laguna Hills, CA 92653 (the "Executive").

                             BACKGROUND INFORMATION

         A. WHEREAS, the Company and its subsidiary are engaged in designing, developing, promoting, licensing and supporting client/server application products and development tools, and providing related technical consulting and education services; and

         B. WHEREAS, the Company desires to employ Executive as its President and Chief Operating Officer, and Executive desires to be employed by the Company in this capacity and devote his full time and efforts to the business and affairs of the Company as described herein, all pursuant to the terms and subject to the conditions set forth in this Agreement.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.        PRESIDENT AND CHIEF OPERATING OFFICER; DIRECTOR.

         (a) The Company hereby agrees to hire Executive to serve in the capacity of President and Chief Operating Officer of the Company in accordance with the provisions of this Agreement. The Executive will be responsible for overseeing management of the Company's sales organization, professional services organization, research and development organization, and the accounting/financial and human resources departments, and otherwise all in accordance with the respective roles for the President and Chief Operating Officer positions as set forth in the Company's Bylaws. The Executive will report to the Chief Executive Officer of the Company, will become part of the Company's "Executive Management" team, and will be treated as an "executive officer" of the Company for purposes of
                   Section 16 under the Securities Exchange Act of 1934, as amended. The Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

         (b) In addition, upon the Executive's commencement of his employment with the Company, the Executive will be elected to serve as a member of the Company's Board of Directors ("Board of Directors"). The Executive agrees to serve in such director capacity in accordance with the Bylaws of the Company. In connection with the upcoming Annual Meeting of the Shareholders of the Company (currently scheduled to occur on June 2, 1998) and each Annual Meeting of the Shareholders thereafter during the term of this Agreement, the Executive shall be nominated to serve as a member of the Board of Directors for one-year terms following each of such Annual Meetings.




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         2. TERM. Unless earlier terminated as provided herein, the term of this Agreement shall commence on or before March 1, 1998 and terminate on December 31, 2000. Notwithstanding the foregoing, if this Agreement is not terminated as provided herein on or before the expiration of its initial term, this Agreement will be automatically renewed for successive one (1) year terms unless, at least sixty (60) days prior to the expiration of the initial term or any subsequent one-year renewal term, either party has given written notice to the other of its intention not to renew this Agreement beyond the end of such term.

         3. DUTIES.

         (a) The Executive shall perform all functions and duties consistent with his positions as described above in Section 1 on behalf of the Company and its subsidiary in a faithful, efficient, trustworthy and professional manner, as reasonably required by the Chief Executive Officer of the Company or as otherwise requested by the Board of Directors. The Executive agrees to comply with all policies and regulations of the Company and the terms and conditions of this Agreement, to devote his best efforts to the interests of the Company, and will not, without the prior written consent of the Chief Executive Officer or the Board of Directors, engage in any other job or activity detrimental to the Company's interests or in contravention to the terms and conditions of this Agreement. The Executive shall be principally based at the Company's corporate offices in Tampa, Florida and shall travel as required in connection with the performance of his duties hereunder. During the term of this Agreement, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive shall, upon request of the Company, perform services for any parent or subsidiary of the Company without compensation except as provided herein.

         (b) In addition, the Executive represents that he has not brought to the Company, and will not bring or use in the performance of his duties at the Company, any property or confidential information (whether or not in writing) of a former employer or third party without that employer's or third party's written consent. The Executive hereby certifies that he is not a party to any other agreement (or subject to any fiduciary obligation) which will interfere with the Executive's full compliance with this Agreement. The Executive has not entered into any agreement or understanding either written or oral in conflict with the provisions of this Agreement. The Executive acknowledges and agrees that the Company is hiring him based upon its understanding that the Executive will be fully capable, without restriction, of performing under this Agreement in his capacity as President and Chief Operating Officer for the Company, and that the Company is relying upon the representations set forth herein in connection with its providing this Agreement to the Executive.

         4. COMPENSATION. As his entire compensation for all services rendered to the Company during the term of this Agreement, the Executive shall receive the compensation provided for in this Section, subject to withholding and other applicable employment taxes:

         (a) Base Salary. Effective upon the Executive's actual first day of employment with the Company, the Company will pay the Executive an annual base salary (the "Base Salary") as follows: (i) for the period commencing on the Executive's first day of employment with the Company until December 31, 1998, the Annual Base Salary will be paid out at a rate of $14,583.34 per month; (ii) for the period January 1, 1999 until December 31, 1999, the Annual Base Salary will be $225,000; and (iii) for the period January 1, 2000 until December 31, 2000, the Annual Base Salary will be $225,000. The Base Salary shall be subject to review on an annual basis by the Compensation Committee of the





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                  Board of Directors. The Compensation Committee shall not
                  have the authority to reduce the Base Salary from the levels set forth in this Agreement.

         (b) Target Annual Bonus. Consistent with the bonus program for "Executive Management" of the Company (and pursuant to the target annual bonus pay-out provisions of the employment agreements of Messrs. Fratello, Crippen, Nall and Wagman), the Executive will be eligible to potentially earn an annual bonus of $200,000 (the "Target Annual Bonus") per the provisions of this Section 4(b) for each of the Company's three (3) fiscal years during the term of this Agreement. The Target Annual Bonus will be paid in one lump sum for each of such fiscal years, subject to the Company and/or Executive, as applicable, achieving certain criteria as hereinafter set forth. References below to target revenues and target operating income relate to Company's "Management Plan Projections" approved by the Board of Directors no less frequently than annually in advance of the period or which the targets are being determined. Actual revenues and actual operating income shall be computed on a basis consistent with a method by which target revenues and target operating income for the related year were computed. Eligibility for payments of the Target Annual Bonus to Executive shall be for each calendar year during the term of the Agreement beginning with the calendar year commencing January 1, 1998 and shall be computed as follows:

                  (i) $70,000 will be earned upon Company achieving target revenues for each calendar year;

                  (ii) $70,000 will be earned upon Company achieving target operating income for each calendar year; and

                  (iii) $60,000 will be earned upon approval of the Board of Directors after its review of the Executive Management and/or Executive's presentation of strategic business accomplishments of the Company for each calendar year.

                  If a target referenced in subclause (i) or (ii) above is not met in a particular calendar year, Executive shall not receive for such calendar year the part of the Target Annual Bonus tied to such target. However, notwithstanding anything to the contrary in this subsection 4(b), if in any calendar year the Company exceeds the target revenues or target operating income for such year, the Executive shall be paid an additional bonus computed as follows: for each 1% that actual revenues for the calendar year exceed the target revenues for such calendar year, and for each 1% that the actual operating income for such calendar year exceeds the targeted operating income for such year, the Executive shall be paid an additional $630.00. For example, if Company's target revenues for a calendar year were $40,000,000 and actual revenues for such year computed as provided herein were $50,000,000, then, as actual revenues would have exceeded projected revenues by 25%, the Executive would be entitled to an additional Target Annual Bonus related to target revenues in the amount of $15,750.00 (i.e., 25 x $630.00). The presentation by the Executive Management and/or Executive of Company's strategic business accomplishments for a fiscal year shall be promptly evaluated by the Board of Directors and the potential related bonus shall be determined by the Board of Directors in its reasonable discretion. The Executive shall be eligible to earn all or a portion of such potential bonus as so determined by the Board of Directors. All amounts payable pursuant to this Section 4(b) shall be paid to the Executive promptly after the amount is determined. The minimum Target Annual Bonus to be paid to the Executive pursuant to this Section 4(b) for the period commencing on the Executive's first day of employment




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                  with the Company until December 31, 1998 shall be $50,000.
                  Thereafter, the Executive and the Company acknowledge and agree that there shall be no such minimum Target Annual Bonus due hereunder for any subsequent fiscal year(s). Additionally, the Executive acknowledges and agrees that no advances or draws will be paid under this Agreement.

         (c) Stock Options. As of the Effective Date of this Agreement, the Company agrees to grant the Executive those stock options set forth below in subsections 4(c)(i) and 4(c)(ii). The Executive acknowledges and agrees that during the initial term of this Agreement (through December 31, 2000), the Executive will not receive nor be entitled to receive any additional stock options from the Company. In addition, the Executive acknowledges that all stock options being granted to him below are not part of or granted pursuant to the Company's 1995 Stock Option Plan, as amended, and accordingly constitute "non-qualified stock options" for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). If the Company and the Executive determine that no exemption from the registration requirements from the Securities Act of 1933 is available with respect to the shares to be issued upon exercise of the options, the Company will file a registration statement with respect to such shares. The stock options to be granted to the Executive on the Effective Date are as follows:

                  i) A non-transferable option to purchase 62,000 shares of the Company's common stock pursuant to a "PowerCerv Corporation Stock Option Agreement". The exercise price for this option will be the "fair market value" on the date of grant, which shall be the average of the high and low sales prices of the Company's common stock as reported by the NASDAQ on the Effective Date of this Agreement. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the last date on which the stock was traded or a price was quoted shall determine the fair market value. This option will vest according to the following schedule:

                                       Date                            Portion Vested
                                       ----                            ---------------
                                    March 31, 1998                          1/10
                                    April 30, 1998                          2/10
                                    May 31, 1998                            3/10
                                    June 30, 1998                           4/10
                                    July 31, 1998                           5/10
                                    August 31, 1998                         6/10
                                    September 30, 1998                      7/10
                                    October 31, 1998                        8/10
                                    November 30, 1998                       9/10
                                    December 31, 1998                  Entire Option

                           The stock option described in subsection 4(c)(i) will expire on the earlier of (x) ten years from the date of grant, or (y) the first anniversary of either the date of the Executive's separation of employment from the Company or the date of the Recipient's death or disability.

                 ii) A second non-transferable (except as set forth below in this subsection 4(c)(ii)) option to purchase 938,000 shares of the Company's common stock pursuant to a "PowerCerv Corporation Stock Option Agreement". The exercise price for this






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
                           option will be the "fair market value" on the date of grant, which shall be the average of the high and low sales prices of the Company's common stock as reported by the NASDAQ on the Effective Date of this Agreement. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the last date on which the stock was traded or a price was quoted shall determine the fair market value. This option will vest according to the schedule set forth on Exhibit A attached hereto and incorporated herein by this reference.

                           The stock option described in subsection 4(c)(ii) will expire on the earlier of (x) ten (10) years from the date of grant, or (y) the first anniversary of the date of the Recipient's death or disability, or (z) one hundred and fifty (150) days following the Executive's separation of employment from the Company. This stock option may be transferred and assigned, in its entirety, by Executive to an employee of the Company or its subsidiary, within thirty (30) days following the Executive's receipt of the written consent to make such transfer by the Compensation Committee of the Board of Directors, in which case the Executive acknowledges that there may be Federal income tax implications to such transfer and assignment for which the Executive will be responsible. The Compensation Committee of the Board of Directors may, at its sole discretion, review the Executive's performance in light of the Company's operating plan to determine whether or not to accelerate the vesting of any portion of the stock price-based stock options.

         (d) Relocation. In addition to the compensation described above, the Company will pay the Executive a one-time "Relocation Allowance" of $40,000, on a pre-tax basis. The Executive agrees to use the Relocation Allowance exclusively for his relocation expenses. The Relocation Allowance will be paid fifty percent (50%) on April 10, 1998 and the remainder on May 10, 1998, or upon such other time schedule as the Executive and the Chief Executive Officer agree. If the Executive separates his employment with the Company without Cause (as "Cause" is defined in Section 9(a) of the Agreement) during the initial term of this Agreement (before December 31, 2000), the Executive agrees to promptly return the entire amount of the Relocation Allowance to the Company. In addition to the Relocation Allowance described above, the Company agrees to reimburse the Executive up to $2,500 per month for no more than six (6) months from the Effective Date for his and his family's temporary travel and living expenses in Tampa. In connection with obtaining such reimbursement, the Executive agrees to submit expense receipts for these travel/living costs.

         5. WORKING FACILITIES. The Company shall provide the Executive with office space, equipment, facilities, staffing and services which are suitable to the position of President and Chief Operating Officer and adequate for the performance of the Executive's duties hereunder.

         6. EXPENSES. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in furtherance of the Company's business in accordance with the Company's written policies and procedures.

         7. VACATION AND HOLIDAYS. The Executive shall be entitled to such vacation with pay and holidays with pay during each fiscal year of the Company as shall be approved by the Company. The amount of vacation and holidays provided to the Executive shall be consistent with the amount given other comparable executive employees of the Company.




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         8. HEALTH, WELFARE AND INSURANCE PLANS. Subject to eligibility requirements, the Executive will be entitled to participate in any plans, insurance policies or contracts maintained by the Company relating to retirement, health, disability and other related benefits. The Executive's rights with respect to any such benefits shall be subject to the provisions of the relevant plans, policies or contracts providing such benefits. Nothing contained herein shall be deemed to impose any obligation on the Company to adopt or maintain any such plan, policy or contract. As of the date of this Agreement, the Company does not provide different types or levels of health, welfare and insurance plan or benefit coverage to its executive employees, and further, there is no present intention by the Company to change this benefit policy. However, if the Company were to change its policy relative to executive benefits, those health, welfare and insurance plan and benefit coverage made available to the Executive will be consistent with the amount given other comparable executive employees of the Company.

         9. TERMINATION. This Agreement, and the Executive's employment hereunder, shall terminate in accordance with the provisions of this Section.

         (a) By Company. The Company may terminate this Agreement (i) with Cause at any time upon thirty (30) days prior written notice to the Executive, (ii) upon the Company's merger, consolidation, acquisition, liquidation, sale or other disposition of all or substantially all of its business and/or assets to a third party; or (iii) without Cause upon ninety (90) days prior written notice to the Executive, and the Executive shall work for the Company during such notice period unless otherwise directed by the Company.

                  As used in this Agreement, the term "Cause" shall mean (A) willful and repeated failure to comply with the lawful directions of the Company's Chief Executive Officer or Board of Directors or repeated failure to perform the duties as President and Chief Operating Officer of the Company; (B) gross negligence or willful misconduct in the performance of duties to the Company and/or its subsidiaries; (C) commission of any act of fraud with respect to the Company and/or its subsidiaries; or (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company and/or its subsidiaries, in each case as determined in good faith by the Company's Board of Directors.

         (b) Death. This Agreement shall terminate immediately upon the Executive's death.

         (c) Disability. If the Executive incurs a Disability (as defined below) which continues for a period of at least ninety (90) consecutive days, this Agreement shall terminate on the last day of such period. Unless the Executive shall perform his duties hereunder for a continuous period of at least thirty
                  (30) consecutive days following a period of Disability before the Executive again incurs a Disability, he shall not be entitled to start a new ninety (90) consecutive day period under the provisions of this subsection, but instead may only continue under the remaining portion of the original ninety
                  (90) consecutive day period.

                  As used in this Agreement, the term "Disability" shall mean the Executive's physical or mental inability, by reason of illness or accident, to perform the normal duties of his employment by the Company, subject to any obligation the Company may have under applicable law to provide reasonable accommodation. If there is any disagreement between the Company and the Executive as to the Executive's Disability or as to the date any such Disability began or ended, the same shall be determined by a physician








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
                  mutually acceptable to the Company and the Executive. The determination of such physician shall be conclusive evidence of any such Disability and of the date any such Disability began or ended. The Executive shall be available for such an examination at any reasonable time upon prior reasonable notice thereof from the Company. If the Executive fails or refuses to cooperate in such examination, the determination of the Executive's Disability and the date any such Disability began or ended shall be made by the Company in its sole discretion.

         (d) Termination by Executive. The Executive may terminate this Agreement (i) for Good Reason at any time upon thirty (30) days prior written notice to the Company, or (ii) at any time upon ninety (90) days prior written notice to the Company; provided, however, the Executive shall continue to work for the Company during such notice period unless otherwise directed by the Company. For the purposes of the Company's payment of severance under this Agreement, termination without Cause (under Section 9(a)(iii)) and termination with Good Reason (under Section 9(d)(i)) shall effectively be treated in the same manner for severance payment and stock option vesting purposes. Effectively, "Good Reason" (as defined below) is equivalent to "constructive termination" under this Agreement.

                  As used in this Agreement, "Good Reason" shall mean (A) any material breach of this Agreement by the Company which has not been cured within thirty (30) days of the Company's receipt of written notice of such breach from the Executive, or as soon thereafter as practicable so long as the Company is diligently seeking to cure such failure or breach; (B) a material reduction in the Executive's titles or responsibilities unless replaced with a new title or new responsibilities of comparable stature or value to the Company within thirty (30) days; or (C) a change in the person to whom the Executive will report, should that person be someone other than Roy Crippen or Marc Fratello (which subsection "C" hereof shall not apply if the Executive were elected Chief Executive Officer).

         10.      PAYMENTS BY COMPANY UPON TERMINATION.

         (a) Within ten (10) business days following the effective date of the termination of the Executive's employment (the "Termination Date") if based upon the Company's termination of the Executive with Cause as described under Section 9(a)(i); or the Executive's death as described under Section 9(b); or the Executive's Disability as described under Section 9(c); or the Executive's notice of termination to the Company without Good Reason as described under Section 9(d)(ii), then the Company shall pay the Executive (or his estate in the case of death per Section 9(b)) his Base Salary prorated through the Termination Date plus any life insurance, disability or other benefits to which the Executive is entitled in accordance with the terms and conditions of the Company's health, welfare and insurance plans.

         (b) If the Company is merged, consolidated, acquired, sold, liquidated, or any other disposition of all or substantially all of its business and/or assets to a third party as described under Section 9(a)(ii) above and in which the Executive is not then offered an equal or better position, salary and compensation package (as adjusted to reflect cost of living increases), relocation package and other benefits with said third party; or if the Company has given notice of termination to the Executive as described under Section 9(a)(iii); or if the Executive has given notice of termination to the Company under Section 9(d)(i), then in any one of these circumstances, and further provided that the


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

                  Executive is not in breach of Sections 11, 12 and 13 of this Agreement or does not subsequently breach any of said sections, then Company shall: (i) pay the Executive an amount equal to twelve (12) months of the Executive's then current year Base Salary, payable in twelve (12) equal monthly installments from his Termination Date; (ii) provide health, disability, life and such other insurance benefits to the Executive and dependents that he would have received during said twelve (12) month period following the Termination Date had such termination not occurred (or if such insurance plans are no longer available [in the case of the Company's acquisition], reimbursement by the Company to the Executive of his reasonable costs for the same or similar insurance); and (iii) vest the Executive's stock options in accordance with Section 10(c) below. The obligation of the Company to pay such severance and vest stock options is contingent upon the Executive's compliance with Sections 11, 12 and 13 of this Agreement (as indicated above) and the Executive's execution of a severance and general release agreement reasonably satisfactory in form and substance to the Company.

         (c) For purposes of vesting the unvested portions of the Executive's outstanding stock options, if the Company is merged, consolidated, acquired, sold, liquidated or any other disposition of all or substantially all of its business and/or assets to a third party as described under
                  Section 9(a)(ii), and provided there is no "pooling" concern, then one hundred percent (100%) of all outstanding stock options then held by the Executive shall vest upon the effective date of such event. If either (i) the Company has given notice of termination to the Executive as described under Section 9(a)(iii) of the Agreement, or (ii) the Executive has given notice of termination to the Company under Section 9(d)(i) of the Agreement, and provided there is no "pooling" concern, then 200,000 of the remaining unvested portion of the stock options then held by the Executive shall vest upon the Termination Date, and no further vesting of any nature shall occur with respect to any other stock options then held by the Executive. For purposes of the prior sentence, vesting priority shall be given to the stock options granted under Section 4(c)(ii) of this Agreement. To the extent there would be a "pooling" concern, the Company and the Executive agree to work together in good faith to carry out the intent of this provision and preserve the Company's ability to do a "pooling" transaction. If the accelerated vesting of the options hereunder would (x) subject the Executive to a tax pursuant to Section 4999 of the Code (or any successor provision that may be in effect), or (y) result in a disallowance of a deduction to the Company for all or any part of the compensation attributable to the option by reason of Section 280G of the Code (or any successor provision that may be in effect), the Company shall reduce, eliminate or postpone the acceleration of the vesting of the option to the extent necessary to reduce the "present value" (as this term is defined in Section 280G(d)(4) of the Code, or any successor provision that may be in effect) of the compensation attributable to the accelerated vesting to one dollar less than an amount equal to three times the Executive's "base amount" (as this term is defined in Sections 280G(b)(3) and 280G(d) of the Code, or any successor provisions that may be in effect).

         (d) Except as provided in subsection (a), (b) and (c) above, the Executive (or his estate, if applicable) shall not be entitled to receive severance pay or any other compensation upon any termination of his employment.

         11. EMPLOYMENT POLICIES. The Executive shall abide by all policies and procedures of the Company in effect from time to time.



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

         12.      CONFIDENTIALITY AND INVENTIONS CLAUSES.

         (a) The Executive agrees not to disclose the terms and conditions of this Agreement to any other employee of the Company or any other party except the Executive may disclose such information to his immediate family, financial advisors or attorneys.

         (b) The Executive agrees to hold in confidence and not use or disclose without the Company's prior written consent (i) any information (technical or otherwise) that he obtains or creates during the term of this Agreement which pertains to any aspect of the Company's business or (ii) any information received in confidence by the Company from a third party, until such information becomes generally known by the public. The Executive shall not make any unauthorized copies of such information and will return to the Company, upon termination of his employment or upon the Company's request, all tangible forms of such information, including, without limitation, research and development projects and strategies, product strategies, internet or intranet strategies, business or product development strategies, financial information, partner and customer relationships, and other information about former, current, or prospective partners/customers, employee lists and other information about former, current, or prospective employees, software programs (source or object codes), know-how, new product offerings, plans, projections, confidential business information, copyrights, trade secrets, and any other proprietary material.

         (c) The Executive hereby assigns to the Company all of his rights in all intellectual property (including, but not limited to, trade secrets, know-how, inventions, copyrights, designs, computer programs and software techniques) that the Executive conceives or develops, in whole or in part, during his employment with the Company. This assignment does not cover any intellectual property which: (i) is conceived and developed entirely on the Executive's own time; (ii) is conceived and developed without any Company equipment, supplies, facilities, or trade secrets; and
                  (iii) does not relate to Company's current or future business or to the Company's actual or demonstrably anticipated research or development efforts. The Executive understand that this assignment does not cover any inventions completed prior to his employment with the Company, which inventions are specifically identified on the attached schedule (which contains no confidential information). During and after the Executive's employment with the Company, the Executive agrees to do whatever is requested by the Company, at the Company's expense, to sign documents or otherwise assist in obtaining, confirming, and enforcing the Company's rights in the assigned property throughout the world.

         13.      NON-COMPETE.

         (a) During the term of this Agreement, as extended, the Executive may learn of confidential matters essential to the business and competitive position of the Company, including, without limitation, its business or product development strategies, financial information, partner and customer relationships, and other information about former, current, or prospective partners/customers, employee lists and other information about former, current, or prospective employees, software programs (source or object codes), research and development plans, know-how, projections, copyrights, trade secrets, or any other proprietary material and confidential business information that would unfairly disadvantage the Company were the Executive to use or disclose such information in business activities competitive with the Company. The Executive also may develop contacts and relationships with
                  (i) former, current, or prospective customers of the Company or (ii) former, current, or prospective business partners, or licensors of the Company which, if those contacts or relationships were used by the Executive in competition with the Company, would unfairly disadvantage the Company. To protect the Company's trade secrets, confidential business information, and current and prospective business relationships, the Executive shall not, during the term of this Agreement and for a period of twelve (12) months immediately following the Termination Date for whatever reason, whether voluntary or involuntary (with or without cause), directly or indirectly, either as an individual on the Executive's own account or as a partner, employee, agent, contractor, officer, director, stockholder, or otherwise:

                    (I) Solicit from, accept employment/business from, consult with, or transact business with any former, current, or prospective customer or vendor of the Company with which the Executive had substantial personal contacts on behalf of the Company (excluding, however, those companies with whom the Executive actually had a direct relationship with prior to his becoming an employee of the Company) during the twenty-four (24)-month period immediately preceding the Termination Date; or

                    (II) Hire, solicit for hire, refer, or retain the services of any employee of the Company or its subsidiary for any matter whatsoever during the period of time which said employee is employed by the Company or its subsidiary and for six (6) months thereafter; or

                    (III) Engage in, consult with, or accept employment from any business in current or prospective competition with the Company (excluding, however, those companies with whom the Executive actually had a direct relationship with prior to his becoming an employee of the Company) where such engagement, consultation, or employment is likely to require the Executive to use or disclose trade secrets or confidential business information of the Company. For purposes of the "pre-existing relationship" exclusion described in subsections (a) and (c) of this Section 13(a), the parties agree that the burden of proof to establish the existence of this relationship will be on the Executive.

         (b) The Executive acknowledges that, in the course of his employment with the Company, the Executive may (i) obtain information and knowledge of confidential matters essential to the business and competitive position of the Company and
                  (ii) have contacts with customers, partners or vendors of the Company, which information and knowledge and contacts are being so provided to the Executive in reliance upon his execution of this Agreement. The Executive hereby acknowledges the sufficiency of consideration for this Agreement, and the Executive further acknowledges that the confidentiality and customer/vendor protection covenants in this Agreement are reasonable and necessary to protect the valid business interests of the Company, including the Company's valuable trade secrets, other confidential business information, and relationships with its former, current, and prospective customers, business partners, licensors, and vendors.

         (c) If any of the provisions of Sections 11, 12 or 13 are found to be unreasonable in duration, geographical scope, or line of business, the provision shall not be rendered unenforceable by this finding, but rather the duration, geographical scope, or line of business of such provision shall be deemed automatically reduced or modified with retroactive effect to the extent necessary to render the provision enforceable, and such provision shall be enforced as modified.

         (d) The parties to this Agreement acknowledge and agree that damages in the event of a breach of any of the provisions of Sections 11, 12 or 13 by the Executive would be difficult to ascertain, and therefore the Company, in addition to and not in limitation of any other rights, remedies or damages available to it in law or in equity, shall have the right to injunctive or other equitable relief in any court of competent jurisdiction, enjoining such breach.

         14. INDEMNIFICATION. The Executive shall be, and hereby is, indemnified by the Company, to the fullest extent permitted by applicable law, for all costs, claims, expenses (including reasonable attorney's fees and other litigation costs), damages and losses incurred by Executive by reason of being employed, or serving in any capacity, as an employee or officer of the Company or any affiliate thereof.

         15. SUCCESSORS; BINDING AGREEMENT.

         (a) The Company will require any successor (whether by merger, consolidation, purchase, acquisition or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Section 15(a), "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         16. MISCELLANEOUS.

         (a) Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been given three (3) calendar days following the day in which it is personally delivered or deposited in the United States certified mail, return receipt requested and postage prepaid. Any such notice so mailed to the Executive shall be addressed to the Executive's last known residence address. Any such notice so mailed to the Company shall be addressed to its principal office in Tampa, Florida.

         (b) Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Founders or their designee and the Executive.

         (c) Waiver of Breach or Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

         (d) Assignment. The Executive shall not assign all or any portion of his rights, obligations, or duties under this Agreement to any third party without the prior written approval of the Company. Any assignment in violation of this provision shall be void and of no force or effect.

         (e) Necessary Action. Each party shall perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         (f) Attorneys Fees. In the event of a dispute arising under or in connection with this Agreement, the prevailing party shall be entitled to collect from the other party all reasonable legal fees and expenses.

         (g) Venue. The Executive hereby consents to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.
                  The Executive hereby agrees that any action brought by him, alone or in combination with others, against the Company, whether arising out of the Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa, Division, or in the Circuit Court in and for Hillsborough County, Florida. The Executive hereby agrees that any controversy which may arise under this Agreement would involve complicated and difficult factual and legal issues. Therefore, if a court of law determines for any reason that the arbitration clause of Section 16(h) of this Agreement is unenforceable, then any action brought by the Company against the Executive or brought by Executive, alone or in combination with others, against the Company, whether arising out of this Agreement or otherwise, shall be determined by a judge sitting without a jury.

         (h) Arbitration. All controversies, claims, disputes, and matters in question arising out of, or related to, this Agreement or the breach of this Agreement, or the relations between the signatories to this Agreement, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitration shall take place exclusively in Tampa, Florida, and shall be governed by the substantive law of the state of Florida. Any award rendered by the arbitrator shall be final, and final judgment may be entered upon the parties in accordance with applicable law in any court having jurisdiction thereof, including a federal district court, pursuant to the Federal Arbitration Act. The arbitrator may grant the Company injunctive relief, including mandatory injunctive relief, to protect the rights of the Company, but the arbitrator shall not be limited to such relief. This arbitration provision shall not preclude the Company from seeking temporary or preliminary injunctive relief in a court of law to protect its rights, nor shall the filing of such an action constitute any waiver by the Company of its right to arbitrate. In connection with the arbitration of any dispute between the signatories to this Agreement, each signatory may utilize all methods of discovery authorized by the Federal and Florida Rules of Civil Procedure.

         (i) Entire Agreement. This Agreement, including any attached schedules, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior understandings and agreements related to Executive's employment with the Company.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

WITNESSED BY:                               EXECUTIVE:

                                            /s/ Michael J. Simmons
------------------------                    ------------------------------
                                                Michael J. Simmons


                                            POWERCERV CORPORATION

                                            By:  /s/ Marc J. Fratello
------------------------                       ---------------------------
                                                Marc J. Fratello,
                                                Chief Executive Officer

                                   EXHIBIT A



                                                                        SHARES WITH RESPECT TO WHICH
                            DATE/EVENT                                 THE STOCK OPTION IS EXERCISABLE
                            ----------                                 ---------------------------------
Executive's first day of employment w/Company                                     200,000
March 31 1998                                                                     210,000
April 30, 1998                                                                    220,000
May 31, 1998                                                                      230,000
June 30, 1998                                                                     240,000
July 31, 1998                                                                     250,000
August 31, 1998                                                                   260,000
September 30, 1998                                                                308,000
October 31, 1998                                                                  318,000
November 30, 1998                                                                 328,000
December 31, 1998                                                                 338,000
January 31, 1999                                                                  346,333
February 28, 1999                                                                 354,666
March 31, 1999                                                                    362,999
April 30, 1999                                                                    371,332
May 31, 1999                                                                      379,665
June 30, 1999                                                                     387,998
July 31, 1999                                                                     396,331
August 31, 1999                                                                   404,664
September 30, 1999                                                                412,997
October 31, 1999                                                                  421,330
November 30, 1999                                                                 429,663
December 31, 1999                                                                 438,000
January 31, 2000                                                                  446,333
February 29, 2000                                                                 454,666
March 31, 2000                                                                    462,999
April 30, 2000                                                                    471,332
May 31, 2000                                                                      479,665
June 30, 2000                                                                     487,998
July 31, 2000                                                                     496,331
August 31, 2000                                                                   504,664
September 30, 2000                                                                512,997
October 31, 2000                                                                  521,330
November 30, 2000                                                                 529,663
December 31, 2000                                                                 538,000


The remaining portion of the option, covering the remaining 400,000 shares, shall become vested on December 31, 2001; provided, however, that this portion of the option may become vested prior to December 31, 2001, based upon the performance of the Company's common stock as traded on the NASDAQ as follows:

 -  $5.00/share or higher close price
          for 20 consecutive trading days                                         100,000
 -  $9.00/share or higher close price
          for 20 consecutive trading days                                         150,000
 - $14.00/share or higher close price
          for 20 consecutive trading days                                         150,000
